Exhibit 10(a)

FORM OF STOCK OPTION GRANTED TO NON-EMPLOYEE DIRECTORS

The Valspar Corporation
Nonstatutory Stock Option Agreement
Under 1991 Stock Option Plan

New Director Option Grant

By action of its shareholders, The Valspar Corporation (“Valspar”) established the 1991 Stock Option Plan (“1991 Plan”) authorizing the issue of not more than 25,000,000 shares of its common stock (50 cents par value) to key employees, designed to stimulate and reward interest and initiative in their employment, and to members of the Board of Directors, to attract and retain the services of experienced and knowledgeable independent directors and recognize their immediate contributions to the strategic performance objectives and governance of the Corporation.

Pursuant to the provisions of the 1991 Plan, Valspar hereby grants _____________ (“Optionee”), a non-employee director, a nonstatutory option to purchase from Valspar _______ shares of its common stock at a price of $_____ per share, all in accordance with and subject to the following terms and conditions:

        1.    Period of Exercise/Vesting Rights – The Option becomes exercisable immediately and will expire ten (10) years from the date of this Agreement.

        2.    Method of Exercise – The Optionee shall exercise his/her rights hereunder by paying cash for the full amount of the purchase price for the shares then being purchased. In lieu of cash, all or part of the purchase price may be paid by surrender (or deemed surrender through attestation) to Valspar of previously acquired shares of common stock of Valspar, based on the fair market value at the closing price on the day preceding the date of exercise. Shares surrendered in lieu of cash must have been held by Optionee for a minimum of six (6) months. Upon effective exercise of the Option, Valspar shall promptly cause the shares being purchased to be issued to the Optionee.

        3.    Board Retirement – Upon termination of an Optionee’s service as a director of the Company, such Non-Employee Director will be allowed to exercise the option for a period of three (3) years after the date on which the Optionee ceased to be a director, but in no event may the option be exercised after the expiration of its original term.

        4.    Transferability – The rights of the Optionee hereunder are exercisable during the Optionee’s life only by the Optionee and are not transferable, voluntarily or involuntarily, except (a) at Optionee’s death by Will or applicable law of descent or (b) as otherwise provided in this Section 4. Notwithstanding the preceding sentence, the vested portion of the Option may be transferred by Optionee to Optionee’s spouse, children, grandchildren, parents, stepchildren, former spouse, adoptive relationships, sisters or brothers (collectively, the “Family Members”), to trusts in which Family Members have more than fifty percent of the beneficial interest, to entities in which Family Members own more than fifty percent of the voting interests, to foundations in which the Optionee or Family Members control the management of assets, or to entities exempt from federal income taxation pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

        5.    Adjustments in Stock – In the event of a change in Valspar common stock as a result of a stock split or stock dividend, this Option may be adjusted by the Compensation Committee in such manner as it deems equitable to prevent dilution or enlargement of the Optionee’s rights hereunder by reason of such change.

        6.       Mergers, Acquisition or Other Reorganization – The Compensation Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding Options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by another entity; or (b) liquidation; or (c) other reorganization of the Company.

        7.       Construction – Interpretation and construction of the terms of this Option shall be made by the Compensation Committee in accordance with the provisions of the 1991 Plan.

Dated:	THE VALSPAR CORPORATION

Accepted and Confirmed as of the Above Date
By
	Its	President and CEO